HOPPER AND KANOUFF, P.C.
                         1610 Wynkoop Street, Suite 200
                           Denver, Colorado 80202-1196
                                 (303) 892-6000



                                  May 13, 1996



Laser Storm, Inc.
7808 Cherry Creek South Drive, Unit 301
Denver, Colorado 80231

Gentlemen:

     You have requested our opinion as to certain matters arising under the Colorado Business Corporation Act which relate to the issuance of 550,000 shares of the $0.001 par value common stock ("Common Stock") of Laser Storm, Inc. ("Company") that may be issued upon the exercise of options (i) that have been granted, and that may in the future be granted pursuant to the Company's Amended Stock Incentive Plan ("Plan") and (ii) that have been granted to Michael D. Kessler, Eric B. Schwartzman, Harrison A. Price and Harold Skripsky; and that may be issued pursuant to grants under the Plan.

     We have reviewed the Restated Articles of Incorporation With Amendments, as amended, of the Company, the minutes of the Board of Directors and of the shareholders of the Company, the Plan, the option certificates for the options granted under the Plan and for the options granted to Messrs. Kessler, Schwartzman, Price and Skripsky, and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that the 550,000 shares Common Stock are validly authorized, and assuming the shares of Common Stock are paid for as described in the Plan and the option certificates, when issued, the shares of Common Stock will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act.

     This opinion is limited to applicability of the Colorado Business Corporation Act to the issuance of the shares of Common Stock. This opinion does not cover or is in any way related to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any state common law, or any other federal law which may apply to transactions including the sale of a security.

                                                HOPPER and KANOUFF, P.C.


                                                /s/ Thomas S. Smith
                                                Thomas S. Smith, Director




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